Exhibit 99

Clariti Files for Reorganization Under Chapter 11

Philadelphia, PA, April 18, 2002 Clariti Telecommunications International, Ltd. (Nasdaq: CLRI.OB) announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Pennsylvania.

Abraham Carmel, CEO and President stated: "The Company's prior management team worked diligently to sustain the business in this very difficult and competitive telecom environment. The Company suffered as a result of the adverse market conditions in the telecommunications industry. However, the new Board with the support of the secured creditors is confident it can submit a successful plan of reorganization to the Court. Such a plan will enable the Company the opportunity to restructure its balance sheet and move forward with the development and marketing of its latest technologies."

About Clariti (www.clariti.com)
Clariti Telecommunications International, Ltd. is headquartered in Philadelphia, PA. Clariti's has developed ClariCAST, a patented digital technology that sends data wirelessly using the subcarrier channels of existing FM radio stations. Clariti's first application using ClariCAST technology is Clariti Wireless Voicemail, which uses a small portable device called the Voca Wireless Voicemail Player to wirelessly receive voicemail messages.
This technology sets the Voca Player apart from cellular phones, pagers, answering machines, and traditional voicemail systems that require the user to spend time and money calling in to retrieve their voicemail messages.

Special Note Regarding Forward-Looking Statements: This press release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, changes in telecommunications regulations, changes in consumer demand for certain telecommunications products and services, the Company's ability to deliver its wireless products and services on a cost-effective basis, market acceptance of the Company's products and services, the impact of technological change, the ability to obtain the approval of a reorganization plan from the Court, and various other factors beyond the control of the Company. This also includes such factors as referenced from time to time in the company's reports filed with the Securities and Exchange Commission.

Clariti, Voca, and ClariCAST are trademarks of Clariti Telecommunications International, Ltd.

Clariti Telecommunications Contact:
Michael McAnulty
Vice President of Finance
Phone:  215-291-1700
Web:  www.clariti.com